Exhibit 10.9
CLECO CORPORATION
CONSULTING AGREEMENT

Name of Consultant:
Consulting Fee:	$100,000

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into by and between Cleco Corporation, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), and the consultant named above (“Consultant”).

1.    Recitals: This Agreement is made in consideration of the following:

1.1    For periods prior to the Effective Date (as defined below), Consultant served as the Company’s _________________________.

1.2    Effective as of the date of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger dated October 17, 2014, by and between the Company and Como 1 L.P. and Como 3 Inc. (the “Merger Agreement”), the employment relationship between Consultant and the Company terminated on ________________.

1.3    Given the responsibilities, tenure and position of Consultant, in his/her capacity as an officer and employee of the Company, the Company reasonably anticipates that it shall require further services by Consultant, from time to time, for an interim period following the consummation of the transactions contemplated under the Merger Agreement to ensure the timely and orderly transition of his/her duties and responsibilities.

2.    Effectiveness and Term: This Agreement shall be effective as of ______________(the “Effective Date”). Unless earlier terminated as provided herein, this Agreement shall expire as of October 30, 2016 (the “Consulting Period”).

3.    Engagement:

3.1    Services. The Company hereby retains Consultant to perform such services as the Company may determine reasonably necessary or appropriate to transition Consultant’s duties and responsibilities to one or more successors appointed by the Company and to perform such other duties as the Company may reasonably request in order to complete the consummation of the transactions contemplated under the Merger Agreement (collectively, the “Consulting Services”).

3.2    Status. It is expressly understood and agreed that for periods on and after the Effective Date, Consultant’s relationship with the Company shall be that of an independent contractor. Neither this Agreement, nor the Consulting Services to be rendered hereunder, shall be deemed to create an employer-employee relationship, a partnership, joint venture or other form of enterprise or engagement between Consultant and the Company. As an independent contractor, Consultant shall possess no authority to contract for, or to incur any obligation or liability on behalf of, the Company, absent the Company’s prior written consent.

3.3    Time and Attention. Consultant shall provide the Consulting Services at such time or times and in such place or places as the Company may reasonably request, from time to time. Consultant agrees that during the Consulting Period, Consultant shall devote such time and attention to the performance of the Consulting Services as may be reasonably required, it being understood that such services are intended to be of an occasional or part-time nature, generally requiring no more than 10% of the time expended by Consultant during his/her employment with the Company, and that Consultant may have unrelated business responsibilities. Consultant show determine how and where to perform the Consulting Services requested by the Company.

4.    Consulting Fee and Other Compensatory Matters:

4.1    Amount. The Company shall pay to Consultant the Consulting Fee specified above, which amount shall be prorated and paid monthly during the Consulting Period, 30 days in arrears, not later than the fifth business day of each month (the “Consulting Fee”).

4.2    No Participation in Company Benefit Plans. Consultant acknowledges and agrees that in his/her capacity as such, Consultant shall not be entitled to participate in, be covered under, or to receive benefits from any plan, policy, program or arrangement maintained by the Company, from time to time, for the benefit of its employees, officers or directors, regardless of the terms and conditions of any such plan, policy, program or arrangement. Consultant further acknowledges that the Company shall have no obligation to provide workers’ compensation coverage for the benefit of Consultant.

    4.3    Taxes. As between the Company and Consultant, Consultant shall possess the sole and exclusive responsibility for the determination and remission of all federal and state income and employment taxes due in respect of the Consulting Fee, which shall be reported by the Company on IRS Form 1099-MISC. By execution below, Consultant agrees to indemnify and hold harmless the Company for any taxes required to have been paid from the Consulting Fee, if any.

5.    Termination of Agreement:

5.1    Termination Events. This Agreement shall terminate upon the earliest to occur of the following: (i) the mutual consent of the parties; (ii) as of the date specified in Section 2 hereof; (iii) upon Consultant’s death or disability (as may be reasonably determined by the Company); or (iv) upon Consultant’s breach of any of the covenants to which he/she is and remains bound under the terms of that certain Basic Waiver, Release and Covenants Agreement between the Company and Consultant bearing a “Date of Delivery” of April 14, 2016.
.

5.2    Effect of Termination. Upon the termination of this Agreement for any reason:

i.    Consultant shall promptly cease to perform Consulting Services hereunder and shall return to the Company any property of the Company then in his/her possession or control, regardless of the form in which maintained.

ii.    In the event of a termination hereunder initiated by Consultant under Section 5.1(i), or a termination described in Section 5.1(ii) or 5.1(iv) hereof, the Company shall promptly pay to Consultant any Consulting Fee accrued but not then paid.

iii.    In the event of a termination hereunder initiated by the Company under Section 5.1(i) hereof, or a termination described in Section 5.1(iii) hereof, the Company shall pay to Consultant the Consulting Fee for the remainder of the Consulting Period at the time or times described in Section 4.1 hereof.

6.    Expenses. The Company shall reimburse Consultant for those direct expenses reasonably incurred by his/her in the performance of Consulting Services hereunder, if any; provided that: (i) all such expenses, to the extent the amount thereof is in excess of $1,500, shall be approved by the Company, in writing, before they are incurred; and (ii) Consultant shall timely provide documentation of such expenses in the form and with the detail reasonably required by the Company, from time to time.

7.    General Provisions:

7.1    Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.2    Entire Agreement. This Agreement, constitutes the final and complete understanding and agreement among the parties with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties with respect to the subject matter of this Agreement, other than those set forth herein.

7.3    Amendment. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

7.4    Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

7.5    Notices. All notices and other communications under this Agreement must be in writing, addressed as follows:

If to Consultant:    Most Recent Address on File with the Company

If to the Company:    Cleco Corporation
2030 Donahue Ferry Road
P. O. Box 5000
Pineville, LA 71360-5226
Attn: General Counsel

Either party may change its address hereunder by providing written notice of such change to the other party. All notices shall be conclusively deemed to be received and shall be effective: (i) if delivered by hand, upon receipt; (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission; (iii) if sent by overnight delivery service, as of the date indicated on the notice of confirmation of receipt; (iv) if sent by U.S. mail, postage prepaid, as of the date on which such notice is postmarked; or (v) if sent by registered or certified mail, as of the date indicated on the notice of confirmation of receipt.

7.6    Successors; Assignment. This Agreement is personal to Consultant and to the Company and may not be assigned by either party; provided that this Agreement shall inure to the benefit of, and be binding upon the successors and assigns of the Company, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or businesses or with or into which the Company may be liquidated, consolidated, merged or otherwise combined.

Any amount payable to Consultant hereunder after his/her death shall be paid to his/her estate and in the event of disability to his/her custodian, either in full discharge thereof.

7.7    Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument. For purposes hereof, facsimile and electronically scanned pdf copies hereof and facsimile and electronically scanned pdf signatures hereof shall be authorized and deemed effective.

7.8    Dispute Resolution. In the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, Consultant agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”) governing employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of Consultant and the Company (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon Consultant and the Company. Each party to the arbitration proceeding will bear its own fees and costs in connection with such arbitration proceedings, and the costs and expenses of the arbitrator will be divided evenly between such parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision, including a judicial proceeding to enforce this provision, will be in Pineville, Louisiana.

THIS CONSULTING AGREEMENT was executed by the parties hereto as of the dates set forth below, to be effective as provided herein.

CLECO CORPORATION		CONSULTANT:

Its:		Date:	,2016
Date:	,2016